Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	February 1, 2016
Contact:	Paul W. Nester
Vice President and CFO
Telephone:	540-777-3837
RGC RESOURCES, INC.
FIRST QUARTER FINANCIAL RESULTS
ROANOKE, Va. (February 1, 2016)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $1,922,790 or $0.40 per average share outstanding for the quarter ended December 31, 2015. This compares to consolidated earnings of $1,924,376 or $0.41 per average share outstanding for the quarter ended December 31, 2014. CFO Paul Nester attributed the essentially flat earnings to slightly improved utility margins offset by higher depreciation.
Earnings for the twelve months ending December 31, 2015 were $5,092,829 or $1.08 per share compared to $4,910,028 or $1.04 per share for the twelve months ended December 31, 2014. Nester attributed the increase in earnings to improved utility margins, customer growth and lower interest expense.
RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, RGC Midstream, LLC and RGC Ventures of Virginia, Inc.
From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.
Net income for the three months ended December 31, 2015 is not indicative of the results to be expected for the fiscal year ending September 30, 2016 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months. Past performance is not necessarily a predictor of future results.
Summary financial statements for the first quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenues	$16,010,056	$21,250,065	$62,949,598	$76,255,005
Cost of sales	7,271,940	12,627,922	32,627,192	46,498,765
Gross margin	8,738,116	8,622,143	30,322,406	29,756,240
Other operating expenses, net	5,222,400	5,113,670	20,537,767	20,020,297
Interest expense	408,356	397,067	1,523,708	1,759,615
Income before income taxes	3,107,360	3,111,406	8,260,931	7,976,328
Income tax expense	1,184,570	1,187,030	3,168,102	3,066,300
Net income	$1,922,790	$1,924,376	$5,092,829	$4,910,028
Net earnings per share of common stock:
Basic	$0.40	$0.41	$1.08	$1.04
Diluted	$0.40	$0.41	$1.07	$1.04
Cash dividends per common share	$0.2025	$0.1925	$0.7800	$0.7475
Weighted average number of common shares outstanding:
Basic	4,748,279	4,721,490	4,734,962	4,718,257
Diluted	4,752,179	4,725,597	4,738,380	4,720,153

Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,
Assets	2015	2014
Current assets	$21,104,828	$25,523,109
Total property, plant and equipment, net	121,308,922	111,919,607
Other assets	12,490,905	9,411,728
Total Assets	$154,904,655	$146,854,444
Liabilities and Stockholders’ Equity
Current liabilities	$27,614,707	$26,954,902
Long-term debt	31,854,285	30,309,332
Deferred credits and other liabilities	41,371,592	36,496,227
Total Liabilities	100,840,584	93,760,461
Stockholders’ Equity	54,064,071	53,093,983
Total Liabilities and Stockholders’ Equity	$154,904,655	$146,854,444